Exhibit 99.1
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com
CARDICA ANNOUNCES FISCAL 2010 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
— Conference Call to Discuss Financial Results and Business Updates to be Held at 4:30 p.m. ET
Today —
REDWOOD CITY, Calif. — August 17, 2010 — Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and year ended June 30, 2010. Cardica’s management will host a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.
“In fiscal 2010, we focused our development efforts on the Microcutter family of products and we have completed the first phase of our chronic animal studies, with results comparable to existing staple lines,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “Importantly, today we announced a license agreement with Intuitive Surgical for our intellectual property in the field of robotics.”
“For our cardiac surgery business, we have achieved a consistent $1 million in total quarterly product sales, and during the fourth quarter of fiscal 2010 we reached a key milestone with more than 30,000 automated anastomosis systems shipped,” continued Dr. Hausen.
Recent Highlights and Accomplishments
•	Entered into a license agreement providing Intuitive Surgical with a worldwide, exclusive license to Cardica’s intellectual property in the field of robotic surgery. Under the terms of the agreement, Intuitive has paid Cardica $12 million for a royalty-bearing license and equity investment in approximately 1.25 million shares of Cardica’s common stock. The license excludes vascular anastomosis applications;

•	Completed the first phase of animal testing for the Microcutter ES8 with comparable results to existing staple lines, both on burst pressure and hemostasis performance;

•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 19,500 units, with 1,353 units shipped in the fiscal 2010 fourth quarter; and

•	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 10,600 units, with 250 units shipped in the fiscal 2010 fourth quarter.

Fiscal 2010 Fourth Quarter and Year Ended June 30, 2010 Financial Results
Total product sales were approximately $1.0 million for the fiscal 2010 fourth quarter compared to $1.2 million for the same period of fiscal 2009. Net product sales decreased slightly as a result of Cardica’s smaller direct sales force. Because the development of the patent foramen ovale (PFO) closure device under the relationship with Cook Medical was put on hold during the fiscal 2010 second quarter, no development revenue was recorded during the fiscal 2010 fourth quarter. Development revenue was $815,000 for the fiscal 2009 fourth quarter. Total net revenue was approximately $1.0 million for the fiscal 2010 fourth quarter compared to $2.0 million for the fiscal 2009 fourth quarter. Cost of product sales was approximately $1.1 million for the fiscal 2010 fourth quarter compared to $1.2 million in the same period of fiscal 2009 and was negatively affected by overhead costs spread over fewer units produced.
Research and development expenses were approximately $1.7 million for the fiscal 2010 fourth quarter compared to $1.9 million for the fiscal 2009 fourth quarter. Selling, general and administrative expenses for the fiscal 2010 fourth quarter were approximately $1.3 million compared to $2.3 million for the comparable quarter of 2009. The lower expenses in the fiscal fourth quarter of 2010 were primarily due to the actions taken in fiscal 2009 to change Cardica’s sales approach to a more variable cost model and to lower Cardica’s headcount.
The net loss for the fiscal 2010 fourth quarter was approximately $3.1 million, or $0.13 per share, compared with a net loss of approximately $3.5 million, or $0.22 per share, for the fiscal 2009 fourth quarter.
Total net revenue for the fiscal year ended June 30, 2010 was approximately $4.0 million compared with approximately $9.9 million for fiscal 2009. Total operating costs and expenses for fiscal 2010 were approximately $14.9 million compared with approximately $27.2 million for fiscal 2009. The net loss for fiscal 2010 was approximately $10.9 million, or $0.50 per share, compared to $17.2 million, or $1.09 per share, for fiscal 2009.
Cash and cash equivalents at June 30, 2010 were approximately $6.6 million compared with $9.3 million at March 31, 2010 and $5.3 million at June 30, 2009. The total cash and cash equivalents as of June 30, 2010 did not include the $12 million received in August 2010 as a result of the license agreement signed with Intuitive Surgical and related equity investment, from which Cardica repaid its outstanding $1.4 million loan to Century Medical. As of June 30, 2010, there were approximately 24 million shares of common stock outstanding.
Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-730-5765 from the United States and Canada or 857-350-1589 internationally. The conference ID is 33348662. Please dial in approximately 10 prior minutes to the start of the call. A telephone replay will be available beginning approximately two hours after the call through August 24, 2010, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 26788804.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.
About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and endoscopic surgical procedures. Cardica’s technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port(R) Distal Anastomosis Systems and PAS-Port(R) Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 30,000 units throughout the world. In addition, the company is developing the Cardica Microcutter ES8, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, thoracic and general surgery.

Forward-Looking Statements
This press release contains “forward-looking” statements, including all statements regarding the future development and potential of the Cardica Microcutter ES8, future sales of Cardica’s automated anastomosis systems and potential further payments to Cardica under the license agreement with Intuitive Surgical. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “efforts,” “entitled,” “will,” “expect” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica’s current and any future products may never gain any significant degree of market acceptance; that Cardica may not be successful in its efforts to develop the Cardica Microcutter ES8 and expand its product portfolio; that the Cardica Microcutter ES8 may not obtain regulatory approval on Cardica’s anticipated timeline, if at all; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica may not receive any further payments under its license agreement with Intuitive Surgical; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended March 31, 2010. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue
Product sales, net	$965	$1,153	$3,764	$6,798
Development revenue	—	815	124	2,995
Royalty revenue	26	21	93	85

Total	991	1,989	3,981	9,878

Operating costs and expenses
Cost of product sales	1,080	1,230	3,687	5,341
Research and development	1,678	1,920	5,437	8,217
Selling, general and administrative	1,292	2,344	5,734	13,632

Total operating costs and expenses	4,050	5,494	14,858	27,190

Loss from operations	(3,059)	(3,505)	(10,877)	(17,312)
Interest and other income	(1)	11	34	155
Interest expense	(22)	(30)	(112)	(120)

Net loss before income tax benefit	(3,082)	(3,524)	(10,955)	(17,277)
Income tax benefit	31	72	$31	$72

Net loss	$(3,051)	$(3,452)	$(10,924)	$(17,205)

Basic and diluted net loss per share	$(0.13)	$(0.22)	$(0.50)	$(1.09)

Shares used in computing basic and diluted net loss per share	24,000	15,796	21,927	15,776

Balance Sheets
(amounts in thousands)

	June 30,	June 30,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$6,561	$5,328
Accounts receivable	376	624
Inventories	1,131	1,895
Other assets	1,723	2,493

Total assets	$9,791	$10,340

Liabilities and stockholders’ equity
Accounts payable and other liabilities	$1,511	$1,551
Short term debt	1,400	2,000
Deferred revenue	403	527
Stockholders’ equity	6,477	6,262

Total liabilities and stockholders’ equity	$9,791	$10,340